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                                                                     EXHIBIT 8.1

                                  August 1, 1996

Spieker Properties, Inc.
Spieker Properties, L.P.
2180 Sand Hill Road, Suite 200
Menlo Park, California  94025

Ladies and Gentlemen:

                  We are acting as counsel to Spieker Properties, Inc., a Maryland corporation (the "Company") in connection with the offer and sale from time to time by the holders of up to 50,000 shares (the "Shares") of common stock, par value $.0001 per share ("Common Stock"), that may be issued by Spieker Properties, Inc. (the "Company") to certain holders of up to 50,000 units of limited partnership interest (the "Units") in Spieker Properties, L.P. (the "Operating Partnership"), of which the Company is the sole general partner and owns a controlling interest, if and to the extent that such holders tender such Units for exchange into shares of Common Stock. The Shares are the subject of a Registration Statement (the "Registration Statement") filed by the Company on Form S-3 under the Securities Act of 1933, as amended (the "Act"). We have been requested to provide you with our opinion as to whether the Company currently qualifies as a real estate investment trust ("REIT"), within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and has so qualified for each of the past three taxable years. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Registration Statement.

                  For purposes of the opinion set forth below, we have relied, with your consent, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the
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Spieker Properties, Inc.
August 1, 1996
Page 2

certificate of the Company dated July 29, 1996 (the "Certificate"). We have also relied upon the accuracy of the Registration Statement.

                  Based upon such statements, representations and assumptions, and subject to, the next two succeeding paragraphs, we are of the opinion that, as of the date hereof and for its taxable years ended December 31, 1993, December 31, 1994 and December 31, 1995, the Company has operated in a manner that has qualified it as a REIT under the Code, and if it continues to operate in the same manner, it will continue to so qualify.

                  Our opinion is based upon the documents referred to above and the current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time, possibly with retroactive effect. You should also be aware that opinions of counsel are not binding upon the Internal Revenue Service or the courts. Any change in applicable law, or any inaccuracy in the statements, representations and assumptions on which we have relied may affect the continuing validity of the opinion set forth herein.

                  This opinion addresses only the operation of the Company in a manner that qualifies it as a REIT as of the date hereof and during each of the past three taxable years. We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                         Very truly yours,


                                                         Morrison & Foerster LLP